October 29, 2013	EXHIBIT 10.5

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: Mr. Steven Rubin

Re:	Subscription to Purchase Common Stock and Warrants of Arno
Therapeutics, Inc. (“Arno” or the “Company”)

Dear Mr. Rubin:

In connection with the offering (the “Offering”) of shares of common stock, par value $0.0001 per share, (the “Common Stock”); Class C Warrants and Class D Warrants (the “Warrants” and collectively with the Common Stock, the “Securities”) of Arno, we understand that OPKO Health, Inc. (“OPKO”) will invest a minimum of $2.0 million, (the “OPKO Investment”) upon the terms and conditions set forth in the Offering Documents (as defined below). We further understand that the Frost Group, LLC (“Frost Group”), together with certain of its affiliates and associates, intends to invest an additional approximately $3 million pursuant to the Offering (collectively with the OPKO Investment, the “Investment”). As such, in order to induce the Frost Group and OPKO to make the Investment, and in addition to the representations, warranties and covenants contained in the Offering Documents, Arno has agreed to enter into this Letter Agreement (the “Letter”). Capitalized terms used herein but not otherwise defined in this Letter shall have the definition ascribed to such term in the Securities Purchase Agreement, Registration Rights Agreement and form of Warrant (collectively, the “Offering Documents”).

1.          Following the closing of the Offering and continuing until the date that OPKO shall collectively beneficially own less than 3% of the total outstanding shares of Arno’s common stock calculated on a fully-diluted basis (i.e., assuming the issuance of all shares underlying outstanding options, warrants and other rights to acquire common stock), subject to the Frost Group (or its affiliates and associates) and OPKO making the Investment, Arno hereby agrees as follows:

(a)          Board Observation Rights. OPKO shall have the right to designate one individual to serve as an observer to all meetings of the Board of Directors of Arno. The observer nominee will be entitled to notice of meetings of the board, but shall not otherwise have any rights of a director and shall have no right to vote on any matter presented to the Board for consideration. Such nominee shall be required to enter into a written confidentiality agreement and shall be subject to Arno’s insider trading and other applicable corporate policies, including without limitation, any communications policy in effect from time to time. Notwithstanding the foregoing, the Board of Directors of Arno reserves the right to withhold any information and to exclude such designee from any meeting of the board (or any portion thereof, including without limitation any executive sessions) if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, present a conflict of interest between the OPKO (and its affiliates) and the Company, or result in disclosure of a trade secret.

200 Route 31 North, Suite 104, Flemington, NJ 08822

Tel: 862-703-7170 / Fax: 973-267-0101

(b)          Right of First Negotiation.

(i)          In the event that the Board of Directors of Arno elects to pursue a Strategic Transaction (as defined below), Arno will provide written notice to OPKO of such intent (the “Negotiation Notice”). Similarly, OPKO may initiate an Exclusivity Period by providing a Negotiation Notice to the Chief Executive officer of Arno stating its desire to engage in negotiations with Arno relating to a Strategic Transaction. Following delivery of any Negotiation Notice, OPKO shall have a period of 45 days (the “Exclusivity Period”) during which OPKO shall have the exclusive right to negotiate a Strategic Transaction with Arno. During the Exclusivity Period, Arno agrees not to solicit or propose terms to a third party regarding a Strategic Transaction, provided, however, that Arno may engage lawyers, bankers and other consultants and advisors to assist it negotiating with OPKO. If by the expiration of the Exclusivity Period, the parties have not entered into definitive agreements relating to a Strategic Transaction, then neither party will have any further obligations to the other with respect to a Strategic Transaction and Arno shall be free to pursue a Strategic Transaction with any third party as it may deem appropriate, with no further obligation to OPKO.

(ii)         During any Exclusivity Period, and for a period of 90 days thereafter, the Frost Group will not sell, offer for sale, sell short, “short against the box” or otherwise dispose of or enter into any agreement to dispose of any of the equity security of the Company that it then owns or has the right to acquire, including without limitation the Common Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.

(iii)        For purposes of this Letter, a “Strategic Transaction” shall mean (A) the sale or transfer of 50% of more of the outstanding voting capital stock of the Company, (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company, (C) the consolidation, merger or reorganization of the Company into or with any other entity, in which the Company is not the surviving or resulting entity and in which the stockholders of the Company existing prior to the transaction hold less than fifty percent (50%) of the outstanding voting capital stock of the Company or the surviving or resulting entity, as applicable, immediately following such transaction, or (D) the sale, lease, transfer, exclusive license or other disposition to a third party of any one or more of the Company’s existing products and/or technologies, including without limitation; (i) onapristone, (ii) any companion diagnostic to onapristone; (iii) AR-12; and (iv) AR-42.

2.          Access to Information. The Company shall afford the officers, employees and authorized representatives of the OPKO reasonable access to the senior management, business and financial records of the Company and its subsidiaries (including quarterly and annual financial statements, but only to the extent such information is not available via the United States Securities and Exchange Commission’s EDGAR system). In addition, at least twice each fiscal year representatives of OPKO shall be afforded the opportunity to meet with the senior management of the Company at a mutually agreeable time and place to review the Company’s business and financial condition. As a condition to OPKO’s rights under this paragraph and to the extent any material non-public information is disclosed to it, OPKO and its affiliates, including without limitation, the Frost Group, shall agree in writing to maintain such information in confidence and not to engage in any transactions involving the Company’s securities until the public disclosure of such information.

200 Route 31 North, Suite 104, Flemington, NJ 08822

Tel: 862-703-7170 / Fax: 973-267-0101

3.          Amendments and Waivers. This Letter may be amended and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of each of the parties hereto.

4.          Governing Law. This Letter shall be governed by and construed under the laws of the State of Delaware.

5.          Counterparts. This Letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects your understanding of the proposed additional conditions to your Investment in the Offering, please countersign in the space below and return a fully-executed copy of this Letter to my attention.

Yours truly,
Arno Therapeutics, Inc.

/s/ Glenn R. Mattes
Glenn R. Mattes
President and Chief Executive Officer

Agreed and accepted as of this __		Agreed and accepted as of this __
day of October, 2013:		day of October, 2013:

FROST GROUP, LLC		OPKO Health, Inc.

By:	/s/ Steven D. Rubin	By:	/s/ Kate Inman
Name: Steven D. Rubin		Name: Kate Inman
Title: Member		Title: Secretary
Date: 10/29/2013		Date 10/29/2013

200 Route 31 North, Suite 104, Flemington, NJ 08822

Tel: 862-703-7170 / Fax: 973-267-0101